Exhibit 99.1

AITX's RAD-G Secures SARA Expansion Across over 2000 Video Channels

RAD-G Accelerates Toward Possible $1 Million in Booked Annual Recurring Revenue for SARA

Detroit, Michigan, December 2, 2025 -- Artificial Intelligence Technology Solutions, Inc. (the "Company") (OTCID:AITX), a global leader in AI-driven security and productivity solutions, along with its wholly owned subsidiary, Robotic Assistance Devices Group (RAD-G), today announced a SARA™ contract covering more than 2000 video channels, marking a large agentic AI monitoring deployment. The agreement begins with SARA Verified replacing a competing solution and is expected to progress into SARA Lite and ultimately SARA Agent as the client expands its use of autonomous intelligence.

Artist's depiction of RAD-G's SARA platform overseeing more than 2000 live video channels.

SARA (Speaking Autonomous Responsive Agent) is the Company's multiple award-winning agentic AI platform built for high volume remote video monitoring. It analyzes live streams, identifies activity that matters, and delivers real time responses through voice interaction and targeted alerts. Monitoring centers and security providers are adopting SARA because they want consistent performance at scale without the limits of traditional human review. Every new deployment strengthens RAD-G's position as it pushes the industry toward fully modernized security operations driven by autonomous intelligence.

"SARA's acceptance and penetration since its introduction earlier this year has exceeded every expectation," said Steve Reinharz, CEO, CTO and founder of AITX and all RAD subsidiaries. "We are now approaching a possible $1 million in booked annual recurring revenue from RAD-G alone, and the pace continues to accelerate. This contract is another clear signal that the market is shifting toward autonomous intelligence and that SARA is leading that shift."

RAD-G's SARA revenue continues to scale as more clients commit to large multi-channel deployments and expand into higher tiers of autonomous response. The Company sees this latest agreement as further confirmation of the revenue progression already demonstrated by RAD-G's earlier multi-year SARA contract, which is expected to reach a total value of $2.5 million over three years. These engagements strengthen long term recurring software volume and reinforce the Company's push toward a high margin, software driven model.

SARA is offered in several forms so that clients can adopt autonomous intelligence at the pace and depth that matches their operations. Some begin with SARA Verified to remove false positives and reduce noise, while others move quickly into SARA Lite for single call responses or SARA Agent for full autonomous action. Additional modules such as SARA Assist, SARA Edge and SARA Alarm allow organizations to expand their capabilities without replacing existing systems. This modular approach lets RAD-G scale performance across thousands of feeds and supports long term migration toward fully autonomous operations.

The Company invites Remote Video Monitoring, GSOC, and SOC operators interested in learning how SARA can transform their monitoring operations to connect with RAD-G at www.saramonitoring.ai.

About Artificial Intelligence Technology Solutions, Inc. (AITX)

AITX, through its primary subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the nearly $50 billion (US) security and guarding services industry1 through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry's existing and costly manned security guarding and monitoring model. RAD delivers these cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

The Company's operations and internal controls have been validated through successful completion of its SOC 2 Type 2 audit, which is a formal, independent audit that evaluates a service organization's internal controls for handling customer data and determines if the controls are not only designed properly but also operating effectively to protect customer data. This audit reinforces the Company's credibility with enterprise and government clients who require strict data protection and security compliance.

RAD is led by Steve Reinharz, CEO/CTO and founder of AITX and RAD, who brings decades of experience in the security services industry. Reinharz serves as chair of the Security Industry Association's (SIA) Autonomous Solutions Working Group and as a member of the SIA Board of Directors. The RAD team also draws on extensive expertise across the sector, including Mark Folmer, CPP, PSP, President of RAD and Chair of the ASIS International North American Regional Board of Directors, Troy McCanna, former FBI Special Agent and RAD's Chief Security Officer, and Stacy Stephens, co-founder of security robotics company Knightscope. Their combined backgrounds in security industry leadership, law enforcement, and robotics innovation reinforce RAD's ability to deliver proven, practical, and disruptive solutions to its clients.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX's RAD, RAD-R, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.raddog.ai, www.radgroup.ai, www.saramonitoring.ai, and www.radlightmyway.com, or follow Steve Reinharz on X @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the "Company"). The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. As such, there are no assurances whatsoever that the Company will meet its expectations with respect to its future revenues, sales volume, ARR or RMR. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company's future revenues, results of operations, or stock price.

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Doug Clemons
248-270-8273
doug.c@radsecurity.com

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1 https://www.ibisworld.com/united-states/market-research-reports/security-services-industry/